Exhibit 99.1

Cinedigm Corp. Regains Compliance With Nasdaq Listing Rule 5250(c)(1)

LOS ANGELES, July 30, 2021 (ACCESSWIRE) -- Cinedigm Corp. ("Cinedigm" or the "Company") (NASDAQ: CIDM) received formal notification from The Nasdaq Stock Market LLC ("Nasdaq") that the Company has regained compliance with Listing Rule 5250(c)(1) after the Company filed its Annual Report on Form 10-K for the fiscal year ended March 31, 2021.

Nasdaq had previously notified the Company of its non-compliance with Listing Rule 5250(c)(1) on July 20, 2021.

ABOUT CINEDIGM
For more than twenty years, Cinedigm (NASDAQ: CIDM) has led the digital transformation of the entertainment industry. Today, Cinedigm entertains hundreds of millions of consumers around the globe by providing premium content, streaming channels and technology services to the world's largest media, technology and retail companies. For more information, visit http://www.cinedigm.com/.

Cinedigm uses, and will continue to use, its website, press releases, SEC filings, and various social media channels, including Twitter (https://twitter.com/cinedigm), LinkedIn (https://www.linkedin.com/company/cinedigm/), Facebook (https://facebook.com/Cinedigm), StockTwits (https://stocktwits.com/CinedigmCorp) and the Company website (www.cinedigm.com) as additional means of disclosing public information to investors, the media and others interested in the Company. It is possible that certain information that the Company posts on its website, disseminated in press releases, SEC filings, and on social media could be deemed to be material information, and the Company encourages investors, the media and others interested in the Company to review the business and financial information that the Company posts on its website, disseminates in press releases, SEC filings and on the social media channels identified above, as such information could be deemed to be material information.

Investor Relations contact:

High Touch Investor Relations

Cinedigm@htir.net